Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. ANNOUNCES APPOINTMENT OF STEVEN R. BECKER AND

MATTHEW A. DRAPKIN TO THE BOARD OF DIRECTORS

CITY of INDUSTRY, CA, September 20, 2010 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) announced today the appointment of Steven R. Becker and Matthew A. Drapkin to its board of directors, effective October 1, 2010. In addition, Mr. Becker will serve as a member of the compensation committee, and Mr. Drapkin will serve as a member of the governance and nominating committee. The appointment of Mr. Becker and Mr. Drapkin will increase the size of Hot Topic’s board of directors from seven to nine.

Mr. Becker, age 43, has served as Managing Partner and founder of Becker Drapkin Management (previously known as Greenway Capital), a Dallas based small cap investment fund, since September 2004. Prior to founding Becker Drapkin, Mr. Becker was a partner at the Special Situations Funds, a New York City-based asset manager. Mr. Becker joined Special Situations in April 1997 and ran the Special Situations Private Equity Fund since its inception. Prior to joining Special Situations, Mr. Becker was a part of the distressed debt and leveraged equities research team at Bankers Trust Securities. He began his career at Manley Fuller Asset Management in New York as a small cap analyst. Mr. Becker currently serves on the board of directors of SDIX Inc., a publicly traded life sciences company, and previously served on the board of directors of Plato Learning, Inc., a publicly traded educational software company, until it was acquired in May 2010. Mr. Becker received a B.A. from Middlebury College and a J.D. from the University of Florida.

Mr. Drapkin, age 37, has been a partner at Becker Drapkin Management since December 2009. Previously, he served as head of research, special situations, and private equity at ENSO Capital, a New York based hedge fund, from March 2008 to October 2009. From January 2003 to March 2008, Mr. Drapkin worked at MacAndrews & Forbes, a private investment firm, where he most recently served as the Senior Vice President, Corporate Development, responsible for sourcing, evaluating, and executing investment opportunities. Prior to MacAndrews, Mr. Drapkin was the general manager of several Condé Nast internet sites and an investment banker at Goldman Sachs. Mr. Drapkin currently serves on the board of directors of Alloy, Inc., a publicly traded media and marketing company, and Glu Mobile Inc., a publicly traded publisher of mobile games, and previously served on the board of directors of Plato Learning, Inc. until its acquisition in May 2010. Mr. Drapkin also serves on the Columbia Law School Board of Visitors. He has an M.B.A., Finance from Columbia University School of Business, a J.D. from Columbia University School of Law and a B.A. in American History from Princeton University.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests, read the latest music news and view exclusive editorial content. As of August 28, 2010, the company operated 681 Hot Topic stores in all 50 states, Puerto Rico and Canada, 155 Torrid stores, and Internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

Contact:

Hot Topic, Inc., City of Industry, CA

Jim McGinty, CFO 626-839-4681 x2675